UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

Security Bank Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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SECURITY BANK CORPORATION

4219 Forsyth Road

P.O. Box 4748

Macon, Georgia 31208

(478) 722-6200

November     , 2008

To our Shareholders:

You are cordially invited to attend a Special Meeting of Shareholders to be held on [            ], December [    ], 2008, at 9:00 a.m. at Security Bank Corporation’s headquarters located at 4219 Forsyth Road, Macon, Georgia.

The attached Notice of Special Meeting of Shareholders and Proxy Statement describe the formal business to be transacted at the Special Meeting. As a shareholder, you will be asked to approve amendments to our Amended and Restated Articles of Incorporation to authorize our Board of Directors to issue shares of Preferred Stock and to increase the number of authorized shares of voting Common Stock.

We are asking for your approval to amend our Amended and Restated Articles of Incorporation at this time because certain favorable capital-raising opportunities have been proposed by the U.S. federal government. On October 14, 2008, the U.S. Department of Treasury announced that it was prepared to invest up to $250 billion into financial institutions by purchasing Preferred Stock from the institutions. Shareholder approval of the proposed amendment to our Amended and Restated Articles of Incorporation to authorize the issuance of Preferred Stock is a prerequisite to our participation in the Treasury’s favorable capital program.

The vote required to amend our Amended and Restated Articles of Incorporation is the affirmative vote of the holders of two-thirds of the outstanding shares of our Common Stock entitled to vote. Your affirmative vote on these matters is important, and we appreciate your continued support. Our directors and officers will be present at the Special Meeting to respond to any questions that you may have.

Even if you plan to attend the meeting in person, we encourage you to vote your shares ahead of time by using the enclosed proxy card, the telephone or Internet. This will ensure that you will be represented at the meeting. If you attend the meeting and prefer to vote in person, you may do so. The attached Proxy Statement explains more about proxy voting and the items on which you will be voting. Please read it carefully.

We look forward to seeing you at the Special Meeting of Shareholders on December [    ], 2008.

Sincerely,

Alford C. Bridges

Chairman of the Board of Directors

PLEASE VOTE BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD OR YOU CAN VOTE BY TELEPHONE OR INTERNET PURSUANT TO THE INSTRUCTIONS ON THE PROXY CARD.

SECURITY BANK CORPORATION

4219 Forsyth Road

P.O. Box 4748

Macon, Georgia 31208

(478) 722-6200

November [    ], 2008

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To our Shareholders:

We will hold a Special Meeting of Shareholders of Security Bank Corporation, a Georgia corporation, at Security Bank Corporation’s headquarters located at 4219 Forsyth Road, Macon, Georgia, on [            ], December [    ], 2008, at 9:00 a.m., to consider and vote upon the following matters:

I.	approval of a proposed amendment to our Amended and Restated Articles of Incorporation to authorize the issuance of up to two million shares of Preferred Stock;

II.	approval of a proposed amendment to our Amended and Restated Articles of Incorporation to increase the number of authorized shares of voting Common Stock from 50 million to 80 million; and

III.	to act upon such other matters as may properly come before the meeting or any reconvened meeting following any adjournment thereof.

Our Board of Directors is not aware of any other business to come before the Special Meeting.

Information relevant to these matters is set forth in the attached Proxy Statement. Only shareholders of record at the close of business on November [    ], 2008 may vote at the meeting.

The Board of Directors of Security Bank Corporation has unanimously approved the proposed amendments to our Amended and Restated Articles of Incorporation and unanimously recommends that shareholders vote “FOR” approval of both proposals.

By Order of the Board of Directors

Linda L. Cassidy

Corporate Secretary

YOUR VOTE IS VERY IMPORTANT

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING IN PERSON, PLEASE VOTE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE ENCLOSED BUSINESS REPLY ENVELOPE, OR YOU CAN VOTE BY TELEPHONE OR INTERNET PURSUANT TO THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD. IF YOU DO ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

VOTING	1

PROXIES	2

PROPOSAL I—APPROVAL OF AMENDMENT TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION OF SECURITY BANK CORPORATION TO AUTHORIZE THE ISSUANCE OF SHARES OF PREFERRED STOCK	4

PROPOSAL II—APPROVAL OF AMENDMENT TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION OF SECURITY BANK CORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF VOTING COMMON STOCK	14

OTHER MATTERS THAT MAY COME BEFORE THE MEETING	17

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING	17

HOUSEHOLDING MATERIALS	17

INCORPORATION BY REFERENCE	18

APPENDICES

APPENDIX A – PROPOSED AMENDMENTS TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION	A-1

APPENDIX B – U.S. DEPARTMENT OF TREASURY CAPITAL PURCHASE PROGRAM TERM SHEET	B-1

SECURITY BANK CORPORATION

4219 Forsyth Road

P. O. Box 4748

Macon, Georgia 31208

(478) 722-6200

PROXY STATEMENT

SPECIAL MEETING OF SHAREHOLDERS

NOVEMBER [    ], 2008

We are furnishing this Proxy Statement to the shareholders of Security Bank Corporation in connection with the solicitation of proxies by our Board of Directors to be voted at the Special Meeting of Shareholders, and at any adjournments thereof, to be held at Security Bank Corporation’s headquarters located at 4219 Forsyth Road, Macon, Georgia, on [            ], December [    ], 2008, at 9:00 a.m.

At the Special Meeting, we will ask shareholders to vote on two proposed amendments to our Amended and Restated Articles of Incorporation that (1) authorize the issuance of up to two million shares of Preferred Stock and (2) increase the number of authorized shares of voting Common Stock from 50 million to 80 million (the amendments to our Amended and Restated Articles of Incorporation collectively are referred to as the “amendments” or individually as an “amendment”).

We are first mailing this Proxy Statement and the accompanying proxy card to shareholders on or about November [    ], 2008.

As used in this Proxy Statement, the terms “the Company,” “we,” “our” and “us” all refer to Security Bank Corporation and its subsidiaries.

VOTING

Record Date

At the close of business on November [    ], 2008, the record date for the Special Meeting, we had [            ] shares of Common Stock, $1.00 par value, referred to herein as “Common Stock,” outstanding and entitled to vote at the Special Meeting. On each proposal presented for a vote at the Special Meeting, each shareholder is entitled to one vote per share of Common Stock held as of the record date. As of the record date, our directors and executive officers held [    ] shares of Common Stock, or approximately [    ]% of all outstanding shares of Common Stock, and we believe that all of these shares will be voted in favor of Proposal I and Proposal II.

Quorum

A quorum for the purposes of all matters to be voted on shall consist of shareholders representing, in person or by proxy, a majority of the outstanding shares of Common Stock. Shares represented at the Special Meeting that are abstained from voting will be considered present for the purpose of determining a quorum at the Special Meeting. If less than a majority of the outstanding shares of Common Stock is represented at the Special Meeting, the majority of shares so represented may adjourn the Special Meeting to another date, time or place.

Vote Required

In voting to approve the amendments to our Amended and Restated Articles of Incorporation to authorize the issuance of up to two million shares of Preferred Stock (Proposal I) and to increase the number of authorized shares of voting Common Stock (Proposal II), you may vote for or against each proposal or you may abstain from voting. The vote required to approve each proposal is governed by our Amended and Restated Articles of Incorporation and is the affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock entitled to vote. If Proposal I is approved, the Amended and Restated Articles of Incorporation will be amended to authorize the issuance of Preferred Stock. If Proposal II is approved, the Amended and Restated Articles of Incorporation will be amended to increase the number of authorized shares of voting Common Stock. Approval of Proposal I is not dependent on approval of Proposal II and vice versa.

Abstentions and Broker Non-Votes

Under certain circumstances, including the amendment to the Amended and Restated Articles of Incorporation to authorize Preferred Stock, banks and brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions to the bank or broker, which we refer to as a “broker non-vote.” In these cases, and in cases where the shareholder abstains from voting on a matter, those shares will be counted for the purpose of determining if a quorum is present, but will not be included as votes cast with respect to those matters. Abstentions and broker non-votes will have the effect of a vote “AGAINST” Proposal I to amend the Amended and Restated Articles of Incorporation to authorize the Preferred Stock. We expect that banks and brokers will be allowed to exercise discretionary authority for beneficial owners who have not provided voting instructions with respect to Proposal II to increase the authorized voting Common Stock, but abstentions will have the effect of a vote “AGAINST” the proposal. Our Board of Directors urges shareholders to promptly vote by completing, dating and signing the accompanying proxy card and to return it promptly in the enclosed postage-paid envelope, or, if you hold your stock in “street name” through a bank or broker, by contacting your bank or broker and following the voting instructions of your bank or broker. You may also vote by Internet or telephone as explained below.

Any other matter that may be properly submitted to shareholders will be determined by a majority of the votes actually cast at the meeting, either by proxy or in person. Votes withheld and broker non-votes will not be counted and will have no effect.

PROXIES

We are furnishing this Proxy Statement and the accompanying proxy card in connection with the solicitation by our Board of Directors of proxies from our shareholders for use at the Special Meeting.

In addition to this solicitation by mail, our directors, officers and employees, without additional compensation, may solicit proxies in favor of the proposals if deemed necessary, by personal contact, letter, telephone or other means of communication. We have retained Regan & Associates, Inc. to assist in the solicitation of proxies for a fee of approximately $40,000. We will request that brokers, nominees and other custodians and fiduciaries will be requested to forward proxy solicitation material to the beneficial owners of the shares of Common Stock where appropriate, and we will reimburse them for their reasonable expenses incurred in connection with such transmittals. We will bear the costs of solicitation of proxies for the Special Meeting.

How You Can Vote

Whether you hold shares in your own name, in street name or through the Employee Stock Purchase Plan, you may direct your vote without attending the Special Meeting. If you are a shareholder of record or hold shares through the Employee Stock Purchase Plan, you may vote by granting a proxy, as follows:

•

By Internet or Telephone — You may submit your proxy by following the instructions on the proxy card. Shareholders of record who are also participants in the Employee Stock Purchase Plan will receive two proxy cards. If you vote using the Internet or telephone, you do not need to return your proxy card (or cards, if you are both a record shareholder and a participant in the Employee Stock Purchase Plan). We have designed telephone and Internet voting procedures that authenticate your identity as a shareholder, allow you to give your voting instructions and confirm that your instructions have been properly recorded. The deadline for telephone and Internet voting is 3:00 a.m. Eastern Time on December [    ], 2008.

•

By Mail — You may vote by mail by signing and dating your proxy card (or cards, if you are both a record shareholder and a participant in the Employee Stock Purchase Plan) and mailing it in the envelope provided. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity. The corporate secretary must receive your proxy card by 9:00 a.m. on December [    ], 2008 in order for your shares to be voted.

For shares held in street name, you should follow the voting directions that your broker or nominee provides. You can complete and mail a voting instruction card to your broker or nominee or, in most cases, submit voting instructions by telephone or the Internet. If you provide specific voting instructions, your broker or nominee will vote your shares as you direct.

If you choose to vote at the Special Meeting, and:

•	you are a registered shareholder of record or hold shares in the Employee Stock Purchase Plan, you should bring the enclosed proxy card and proof of identity; or

•	you hold your shares in street name, you must obtain and bring a broker representation letter in your name from your bank, broker or other holder of record and proof of identity.

At the appropriate time during the Special Meeting, we will ask the shareholders present whether anyone wishes to vote in person. You should raise your hand to receive a ballot to record your vote.

Even if you plan to attend the Special Meeting, we encourage you to vote in advance of the Special Meeting by telephone, Internet or mail so your vote will be counted if you later decide not to attend the meeting.

All proxies properly voted by telephone or the Internet and all properly executed written proxy cards that are delivered to the Company (and not later revoked) will be voted at the Special Meeting in accordance with the directions given. In voting with regard to Proposals I and II, you may vote for or against the proposal or abstain from voting. You should specify your choices on the proxy card. IF NO SPECIFIC INSTRUCTIONS ARE GIVEN WITH REGARD TO THE MATTERS TO BE VOTED UPON, THE SHARES REPRESENTED BY A SIGNED PROXY CARD WILL BE VOTED “FOR” PROPOSALS I AND II LISTED ON THE PROXY CARD. If any other matters properly come before the Special Meeting, the persons named as proxies will vote upon such matters according to their judgment.

Revocation of Proxy

All proxy cards delivered pursuant to this solicitation are revocable at any time before they are voted by giving written notice to Linda L. Cassidy, Corporate Secretary, Security Bank Corporation, P.O. Box 4748, Macon, Georgia 31210 by delivering a later dated proxy card, or by voting in person at the Special Meeting.

PROPOSAL I—APPROVAL OF AMENDMENT TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION OF SECURITY BANK CORPORATION TO AUTHORIZE THE ISSUANCE OF SHARES OF PREFERRED STOCK

At a special meeting on October 28, 2008, our Board of Directors voted to adopt, subject to the approval of two-thirds of the outstanding shares of Common Stock entitled to vote, an amendment to the Amended and Restated Articles of Incorporation of Security Bank Corporation authorizing the issuance of up to two million shares of Preferred Stock.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF THIS AMENDMENT.

Summary

The Board of Directors recommends that the shareholders approve proposed amendments to our Amended and Restated Articles of Incorporation as described in this Proxy Statement. Approval of Proposal I will allow the Board of Directors to issue Preferred Stock with such designations, preferences, rights, qualifications, limitations and restrictions as determined by the Board of Directors. Our current Amended and Restated Articles of Incorporation only permit the issuance of voting Common Stock and non-voting Common Stock. This amendment will permit us to participate in the recently announced voluntary program for direct investment in financial institutions by the U.S. government. Our Board of Directors believes that the proposed amendment will give us increased flexibility in structuring capital raising and other corporate transactions in the future. As of October 28, 2008, all 28 of the largest bank holding companies in the United States that have already been approved to participate in the U.S. Department of Treasury’s Capital Purchase Program previously had preferred stock authorized. The Board of Directors believes that having Preferred Stock available to a financial institution is necessary from a competitive perspective so that the Board of Directors can issue a variety of equity and hybrid securities to raise capital. If the Treasury does not approve our application for participation in the Capital Purchase Program, the Board of Directors still believes it is in the best interests of the shareholders and the Company to amend the Amended and Restated Articles of Incorporation to authorize the issuance of Preferred Stock because investors in future capital raising activities are likely to want Preferred Stock or hybrid securities. The amendment permitting the issuance of Preferred Stock could have the effect of making it more difficult or time consuming for a third party to acquire a majority of our outstanding voting stock or otherwise effect a change of control. However, the Board of Directors represents that it will not, without prior shareholder approval, issue any series of Preferred Stock for any defensive or anti-takeover purpose or for the purpose of implementing any shareholder rights plan. The full text of the proposed amendments to our Amended and Restated Articles of Incorporation is attached to this Proxy Statement as Appendix A.

Capital Purchase Program

In response to the current financial crisis, on October 14, 2008, the U.S. Department of Treasury announced that pursuant to the Emergency Economic Stabilization Act of 2008, it was implementing a voluntary program (the Capital Purchase Program) for certain financial institutions to raise low-cost capital by selling Senior Preferred Stock directly to the Treasury. The purpose of the Capital Purchase Program is to increase the flow of financing to U.S. businesses and consumers and to support the U.S. economy, generally. The Capital Purchase Program will provide capital to financial institutions on terms and conditions that are generally more favorable than may be obtained from other investors in the capital markets. For your further information, we have attached the Treasury’s Term Sheet summarizing the terms and conditions of its proposed investments as Appendix B. Financial institutions seeking to participate in the Capital Purchase Program must have applied by November 14, 2008.

We have filed our application for participation in the Capital Purchase Program and are awaiting approval from the Treasury. We plan to participate in the Capital Purchase Program to take advantage of the opportunity to raise capital on terms and conditions that we believe are favorable, to ensure that during this economic downturn we are well-positioned to maintain our capital ratios and to support our existing operations, which include continuing to provide credit to our customers.

Following the application period, the Treasury will determine the eligibility of financial institutions and the amount of capital that each institution will receive. The Treasury is not obligated to accept our application and the estimated proceeds from the proposed sale of securities to the Treasury are not guaranteed. Similarly, we are not obligated to participate in the Capital Purchase Program even if we are approved. According to the Capital Purchase Program, financial institutions may be eligible to receive an amount of capital equivalent to between one and three percent of its risk-weighted assets as of September 30, 2008. Based on our risk-weighted assets, we are eligible to receive an investment in a range of approximately $21.8 million (one percent of risk-weighted assets) to $65.5 million (three percent of risk-weighted assets). The Treasury Department’s stated purposes of the Capital Purchase Program are to stabilize the financial system and to ensure that credit is available to customers and businesses. We expect to use the proceeds from the sale of securities to the Treasury in accordance with these stated purposes by providing the Company with the flexibility to withstand a deeper and longer recession, if it occurs, primarily by injecting capital into our banking subsidiaries to keep them well-capitalized and continuing to provide credit to our customers, including small businesses and consumers.

In conjunction with the purchase of the Company’s senior preferred shares, the Treasury would receive warrants to purchase shares of our Common Stock with an aggregate market price equal to up to approximately $9.8 million or 15 percent of the senior preferred stock investment from the Treasury. The Company’s Common Stock underlying these warrants would represent approximately 20 percent of our outstanding Common Stock at September 30, 2008 based on our November 14, 2008 stock price if we received the maximum investment from the Treasury. The initial exercise price for the warrants issued to the Treasury would be based on an average market price of our Common Stock, calculated based on a 20-trading day trailing average ending the day before the application is approved. The 20-day trading day trailing average ending November 14, 2008 was $2.10.

We currently have only one class of capital stock and that is Common Stock, which consists of voting and non-voting common stock. If we participate in the Capital Purchase Program, the rights of our common shareholders would generally not be affected, except that the Treasury’s ownership interest in the Company would be a preferred interest and would entitle the Treasury to certain preferences over the Common Stock shareholders. The Preferred Stock issued to the Treasury would be senior to our Common Stock, which would entitle the preferred stockholder to receive the liquidation value of the Preferred Stock in advance of common shareholders in the event of a liquidation or dissolution of the Company. Additionally, the Preferred Stock issued to the Treasury would pay cumulative dividends of 5% per annum until the fifth anniversary of the date of the investment and thereafter at a rate of 9% per annum. We believe these terms are attractive given the present condition of the credit and capital markets in the United States. The Preferred Stock dividends would be senior to any dividends that we pay to our common shareholders, and we would not be permitted to increase the dividend on our shares of Common Stock for the first three years that the shares of Preferred Stock are outstanding, without the Treasury’s permission. Since we suspended our quarterly dividend in the third quarter of 2008, we will need Treasury’s permission to begin paying a dividend to our shareholders. We would also need approval from the Federal Reserve Bank of Atlanta before paying a dividend pursuant to a resolution approved by our Board of Directors at the request of the Federal Reserve Bank of Atlanta. The issuance of Preferred Stock and the warrants exercisable for shares of Common Stock will reduce the Company’s earnings per common share. Any reduction in the earnings per share could reduce the Company’s stock price and thereby reduce the value of the shares held by our current shareholders. One of the covenants in connection with the Treasury’s Capital Purchase Program is that if a participant fails to pay the dividend to the Treasury on the Preferred Stock for six dividend periods, then the holder of the Preferred Stock would have the right to elect two directors. This right to elect directors would end when full dividends have been paid for four consecutive dividend periods. To participate in the Capital Purchase Program, we would not need to expand our current Board of Directors unless we fail to pay dividends in accordance with the requirements of the preferred shares. The Company’s participation in the program would require the registration of the shares of Preferred Stock and the warrants. This registration would be accomplished through the filing of a registration statement with the Securities and Exchange Commission.

The foregoing is a summary of Treasury’s Capital Purchase Program and sets forth some of the material terms of the Capital Purchase Program but does not contain all of the terms of the program. You should read carefully this entire proxy statement and its appendices before voting on the proposals, including Appendix B, which contains the Treasury’s current Term Sheet for the Capital Purchase Program.

Financial Statement Impact of the Capital Purchase Program

Overview

We are committed to maintaining strong capital levels to assure shareholders, customers and regulators that we are financially sound and exceed regulatory capital requirements for a well-capitalized financial institution. Accordingly, our Board of Directors believes that we should take all necessary steps to achieve higher capital levels that will position us to remain well-capitalized through this financial crisis, including applying to participate in the Capital Purchase Program. In order to participate in the Capital Purchase Program, we must be authorized to issue Preferred Stock. Historically, we have been able to raise funds from either short- or long-term borrowings or equity issuances. However, the volatility and disruption in the capital and credit markets has reached unprecedented levels and our financing alternatives from equity issuances are more limited and more expensive. If our shareholders do not approve the proposed amendments to our Amended and Restated Articles of Incorporation described in this Proxy Statement, or the Treasury does not approve our application to participate in the Capital Purchase Program, our access to capital markets will be adversely impacted and any securities we issue to raise additional capital will likely be more expensive.

In managing our consolidated balance sheet, we depend on access to a variety of sources of funding to provide us with sufficient capital resources and liquidity to meet our commitments and business needs, and to accommodate the transaction and cash management needs of our customers. Sources of funding available to us, and upon which we rely as regular components of our liquidity and funding management strategy, include core deposits, brokered deposits, Federal Home Loan Bank advances, secured federal funds purchased from correspondents and borrowings from the Federal Reserve Discount Window. Even if shareholders approve this Proposal I and our application is not approved by the Treasury, we believe that we currently have sufficient liquidity to meet our anticipated funding needs assuming other capital raising alternatives contemplated. However, if current levels of market disruption and volatility continue or worsen, our ability to access certain of our sources of funding on satisfactory terms may be disrupted, which may adversely affect our overall liquidity position.

Pro Forma Financial Information

The unaudited pro forma condensed consolidated financial data set forth below has been derived by the application of pro forma adjustments to our historical financial statements for the year ended December 31, 2007 and the nine months ended September 30, 2008. The unaudited pro forma consolidated financial data gives effect to the events discussed below as if they had occurred on January 1, 2007 in the case of the statement of income data and September 30, 2008 in the case of the balance sheet data:

•	the issuance of $21.8 million (minimum estimated proceeds) or $65.5 million (maximum estimated proceeds) of Preferred Stock to Treasury under the Capital Purchase Program;

•

the issuance of warrants to purchase approximately 1,559,000 shares of our Common Stock (minimum estimated warrants to be issued) or warrants to purchase approximately 4,677,000 shares of our Common Stock (maximum estimated warrants to be issued) assuming an exercise price of $2.10 per share (trailing 20-day average share price of the Company ending November 14, 2008); and

•	the reduction in our short-term borrowings or brokered deposits from the proceeds of the Capital Purchase Program.

We present unaudited pro forma consolidated balance sheet data, including selected line items from our balance sheet and selected capital ratios, as of September 30, 2008. We also present unaudited pro forma condensed consolidated income statements for the year ended December 31, 2007 and the nine months ended September 30, 2008. In each presentation we assume that we receive both the minimum and maximum estimated proceeds from the sale of Preferred Stock and issue the minimum and maximum number of warrants under the Capital Purchase Program. The pro forma financial data may change materially in both cases based on the actual proceeds received under the Capital Purchase Program if our application is approved by Treasury, the timing and utilization of the proceeds as well as certain other factors including the exercise price of the warrants, any subsequent changes in our Common Stock price, and the discount rate used to determine the fair value of the Preferred Stock.

This information should be read in conjunction with our audited financial statements and the related notes as filed as part of our Annual Report on Form 10-K for the year ended December 31, 2007, and our unaudited consolidated financial statements and the related notes filed as part of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008.

Our future results are subject to prevailing economic and industry specific conditions and financial, business and other known and unknown risks and uncertainties, certain of which are beyond our control. These factors include, without limitation, those described in this proxy statement and those described under Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2007, in Item 1A of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 and in our other reports filed with the SEC, which are specifically incorporated by reference in this proxy statement.

Security Bank Corporation

Pro Forma Consolidated Balance Sheet Data and Capital Ratios

(In thousands)

	September 30, 2008 (Unaudited)	Minimum Proceeds	Pro Forma W/ Minimum	Maximum Proceeds	Pro Forma W/ Maximum
Balance Sheet:
Total liabilities	$2,721,691	$(21,826)	$2,699,865	$(65,479)	$2,656,212
Total shareholders’ equity	$166,662	$21,826	$188,488	$65,479	$232,141

Capital Ratios:
Risk-based capital ratio	11.39%		12.39%		15.39%
Tier 1 capital ratio	8.67%		9.67%		12.67%
Leverage ratio	6.66%		7.43%		9.73%
Equity to assets ratio	5.77%		6.53%		8.04%
Tangible equity / tangible assets	5.10%		5.86%		7.38%

Key Assumptions

(1)	Minimum proceeds of $21,826,000 and maximum proceeds of $65,479,000 were derived from the total risk-weighted assets as of September 30, 2008.
(2)	Proceeds from Preferred Stock initially used to reduce short-term borrowings or brokered deposits.

Security Bank Corporation

Pro Forma Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Nine Months Ended September 30, 2008
	Actual (Unaudited)	Minimum Proceeds	Pro Forma W/ Minimum	Maximum Proceeds	Pro Forma W/ Maximum
Net interest income	$40,599	$738	$41,337	$2,215	$42,814
Provision for loan losses	98,941	—	98,941	—	98,941

Net interest income after provision for loan losses	(58,342)	738	(57,604)	2,215	(56,127)
Noninterest income	14,716	—	14,716	—	14,716
Noninterest expense	165,211	—	165,211	—	165,211

Income (loss) from continuing operations before income taxes	(208,837)	738	(208,099)	2,215	(206,622)
Income tax expense (benefit)	(43,045)	258	(42,787)	775	(42,270)

Income (loss) from continuing operations	(165,792)	480	(165,312)	1,440	(164,352)
Less preferred dividends	—	973	973	2,919	2,919

Income (loss) from continuing operations available to common stockholders	$(165,792)	$(493)	$(166,285)	$(1,479)	$(167,271)

Basic earnings per share	$(7.50)	$(0.02)	$(7.52)	$(0.07)	$(7.57)
Diluted earnings per share	$(7.50)	$(0.02)	$(7.52)	$(0.07)	$(7.57)

Weighted average shares outstanding:
Basic	22,103		22,103		22,103
Diluted	22,103		22,103		22,103

Key Assumptions

(1)	Assumed increase in net interest income results from decrease in short-term borrowings based on average rate paid for each period.
(2)	The Treasury will receive warrants to purchase our Common Stock having an aggregate market value equal to 15% of the proceeds on the date of issuance with an exercise price equal to the trailing 20-day trading average ending the day before the Treasury approves our application. Minimum proceeds will result in $3,274,000 of warrants (1,559,000 shares) and maximum proceeds will result in $9,822,000 of warrants (4,677,000 shares) with a strike price of $2.10 (based on the trailing 20-day SBKC average share price ending November 14, 2008).
(3)	Proceeds from Preferred Stock have been allocated between the Preferred Stock and the warrants based on their relative fair values.
(4)	Estimated fair value of the warrants has been calculated using the Black-Scholes model. The model includes assumptions regarding the Company’s stock price, dividend yield, stock price volatility and the risk free interest rate.
(5)	The treasury stock method was used to calculate the dilution of the warrants on earnings per share. As there is a net loss for the nine months ended September 30, 2008, there is no dilution resulting from the warrants.
(6)	Additional income tax expense (benefit) results from the increase in net interest income.
(7)	Preferred Stock dividends include accretion of the Preferred Stock dividend over the estimated life of the preferred stock of 5 years.

Security Bank Corporation

Pro Forma Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Year Ended December 31, 2007
	Actual	Minimum Proceeds	Pro Forma W/ Minimum	Maximum Proceeds	Pro Forma W/ Maximum
Net interest income	$90,524	$1,166	$91,690	$3,497	$94,021
Provision for loan losses	32,660	—	32,660	—	32,660

Net interest income after provision for loan losses	57,864	1,166	59,030	3,497	61,361
Noninterest income	18,981	—	18,981	—	18,981
Noninterest expense	67,073	—	67,073	—	67,073

Income (loss) from continuing operations before income taxes	9,772	1,166	10,938	3,497	13,269
Income tax expense (benefit)	3,184	380	3,564	1,139	4,323

Income (loss) from continuing operations	6,588	786	7,374	2,357	8,945
Less preferred dividends	—	1,297	1,297	3,891	5,188
Income (loss) from continuing operations available to common stockholders	6,588	(511)	6,077	(1,534)	3,757

Basic earnings per share	$0.35	$(0.03)	$0.32	$(0.15)	$0.20
Diluted earnings per share	$0.34	$(0.03)	$0.31	$(0.15)	$0.19
Weighted average shares outstanding:
Basic	19,081		19,081		19,081
Diluted	19,225	213	19,438	638	19,863

Key Assumptions

(1)	Assumed increase in net interest income results from decrease in short-term borrowings based on average rate paid for each period.
(2)	The Treasury will receive warrants to purchase our Common Stock having an aggregate market value equal to 15% of the proceeds on the date of issuance with an exercise price equal to the trailing 20-day trading average ending the day before the Treasury approves our application. Minimum proceeds will result in $3,274,000 of warrants (1,559,000 shares) and maximum proceeds will result in $9,822,000 of warrants (4,677,000 shares) with a strike price of $2.10 (based on the trailing 20-day SBKC average share price ending November 14, 2008).
(3)	Proceeds from Preferred Stock have been allocated between the Preferred Stock and the warrants based on their relative fair values.
(4)	Estimated fair value of the warrants has been calculated using the Black-Scholes model. The model includes assumptions regarding the Company’s stock price, dividend yield, stock price volatility and the risk free interest rate.
(5)	Additional income tax expense (benefit) results from the increase in net interest income.
(6)	Preferred Stock dividends include accretion of the Preferred Stock dividend over the estimated life of the preferred stock of 5 years.

The unaudited pro forma consolidated financial data presented above is not necessarily indicative of our financial position or results of operations that actually would have been attained had proceeds from the Capital Purchase Program been received, or the issuance of the warrants pursuant to the Capital Purchase Program been made, at the dates indicated, and is not necessarily indicative of our financial position or results of operations that will be achieved in the future. In addition, our application to participate in the Capital Purchase Program has not been approved by Treasury. Accordingly, we can provide no assurance that the minimum or maximum estimated proceeds included in the unaudited pro forma financial data will ever be received.

Limits on Executive Compensation

In order to participate in the Capital Purchase Program, we and our executive officers will agree to certain limits on executive compensation for our chief executive officer, chief financial officer and our three next most highly compensated officers. Specifically, we must:

•	ensure that incentive compensation for these executives does not encourage unnecessary and excessive risk taking;

•

implement a required clawback of any bonus or incentive compensation paid to any such executive, based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate;

•	not make any “golden parachute payments” (as defined in the Internal Revenue Code) to any such executive; and

•	agree not to deduct for tax purposes any executive compensation in excess of $500,000 for each such executive.

To the extent necessary, we will amend or restructure any of our current executive compensation arrangements in connection with our participation in the Capital Purchase Program.

Reasons for the Amendment

Our Board of Directors believes, in light of the continuing weak economic conditions, that we should take all necessary steps to achieve higher capital levels, which will position us to maintain our bank subsidiaries as “well capitalized” throughout the current financial crisis. We would like to take advantage of the Capital Purchase Program, and any other capital raising opportunities, to ensure that during this economic downturn we are well-positioned to maintain our capital ratios and support our existing operations. As such, the Board believes amending the Amended and Restated Articles of Incorporation to authorize the issuance of Preferred Stock is in the best interests of the shareholders and the Company, even if an application for participation in the Capital Purchase Program is not approved, because investors in future capital raising activities are likely to want Preferred Stock or hybrid securities.

If Proposal I is approved, we may be able to participate in the Treasury’s Capital Purchase Program and the Board of Directors will have the right to issue, without further shareholder approval, up to two million shares of what is commonly referred to as “blank check” Preferred Stock, unless approval is required under applicable laws, rules or regulations. This type of Preferred Stock allows the Board of Directors, to fix, by resolution, the designations, preferences and relative, participating, optional or other special rights, and qualifications and limitations or restrictions of any series of Preferred Stock permitted by applicable law, without further shareholder approval.

Our Board of Directors believes that the authorization of the Preferred Stock is advisable and in the best interests of the Company and its shareholders for several reasons. The authorization of the Preferred Stock will permit our Board of Directors to issue Preferred Stock without further shareholder approval and, thereby, provide us with maximum flexibility in structuring capital raising transactions and for other corporate purposes. The Preferred Stock will also allow us to increase our financing alternatives by allowing us to issue several financial instruments that qualify as hybrid securities and receive favorable regulatory capital treatment. Many of our competitors have this flexibility in determining their capital structure and have raised capital through the issuance of preferred stock and hybrid securities. The Preferred Stock will enable us to respond promptly to, and take advantage of, market conditions and other favorable capital opportunities without incurring the delay and expense associated with calling a special shareholders’ meeting to approve each contemplated stock issuance. Our Board of Directors believes that this will also help to reduce costs because we will not have to seek shareholder approval to issue the shares of the Preferred Stock unless we are required to obtain shareholder approval for the transaction under any laws or the rules of any quotation board or stock exchange to which we are subject. Although we presently contemplate no particular transaction involving the issuance of Preferred Stock other than the Treasury’s limited purchase of Preferred Stock from the Company, our management believes that Preferred Stock could be a component in our future capital raising activities.

Representations on Anti-Takeover Effect

As referenced earlier, the authorization of the Preferred Stock could have the effect of making it more difficult or time consuming for a third party to acquire a majority of our outstanding voting stock or otherwise effect a change of control. Shares of the Preferred Stock may also be sold to third parties that indicate that they would support the Board of Directors in opposing a hostile takeover bid. The availability of the Preferred Stock could have the effect of delaying a change of control and of increasing the consideration ultimately paid to the Company and its shareholders. Although the authorization of the Preferred Stock could also afford us greater flexibility in responding to unsolicited acquisition proposals and hostile takeover bids, we do not intend to use the Preferred Stock in this manner. Our Board of Directors represents that it will not, without prior shareholder approval, issue any series of Preferred Stock for any defensive or anti-takeover purpose, for the purpose of implementing any shareholder rights plan or with features specifically intended to make any attempted acquisition of the Company more difficult or costly. Within the limits described above, the Board of Directors may issue Preferred Stock for capital raising activities or other corporate purposes that have the effect of making an acquisition of the Company more difficult or costly, as could also be the case if the Board of Directors were to issue additional Common Stock for such purposes.

The Board of Directors believes that, as structured, the Preferred Stock is in the best interests of the Company and its shareholders because it is consistent with sound corporate governance principles, enhances our ability to take advantage of the Capital Purchase Program and will provide flexibility for other future capital raising transactions.

Terms of the Preferred Stock

If the amendment is approved, our Board of Directors will be authorized to issue one or more series of Preferred Stock, from time to time, with full or limited voting powers, or without voting powers, and with all the designations, preferences and relative, participating, optional or special voting rights, and qualifications, limitations or other restrictions upon the Preferred Stock, as may be provided in resolutions adopted by the Board of Directors. The authority of our Board of Directors will include, but is not limited to, the determination or filing of the following with respect to the shares of any class or series of Preferred Stock:

•	the distinctive designation of and the number of shares (up to the number of shares authorized) of any series of Preferred Stock;

•	the rate and time at which, and the terms and conditions upon which, dividends shall be paid and whether such dividends shall be cumulative or noncumulative;

•	whether the shares will be convertible into or exchangeable for shares of any other class of stock or any series of any class of stock and the terms and conditions of the conversion or exchange;

•	whether the shares will be subject to redemption, and the redemption price or prices and the time or times at which, and the terms and conditions upon which, the shares may be redeemed;

•	the rights, if any, of the holders of the shares upon the voluntary or involuntary liquidation of the Company;

•	the terms of the sinking fund or redemption or purchase account, if any, to be provided for the shares; and

•

the voting powers, full or limited, if any, of the holders of the shares, which may include the right to vote more or less than one vote per share and to elect one or more directors if there has been a default in the payment of dividends or upon other conditions as the Board of Directors may fix.

Holders of our Common Stock will not have preemptive rights with respect to the authorized Preferred Stock.

If Proposal I is not approved, we will not be able to participate in the Treasury’s Capital Purchase Program, and we believe that our lack of authorized Preferred Stock could be a competitive disadvantage for us, especially given the current financial environment. Without the authorized Preferred Stock, we may be limited in our ability in the future to raise and attract additional capital to execute our business plan. If this proposal is approved, the Board of Directors will have the authority to issue up to two million shares of Preferred Stock and to fix, by resolution, the designations, preferences and relative, participating, optional or other special rights, and qualifications and limitations or restrictions of any series of Preferred Stock, without further shareholder approval. If approved, the amendment will be effective upon the filing of the Amended and Restated Articles of Incorporation with the Secretary of State of the State of Georgia promptly after the Special Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION OF SECURITY BANK CORPORATION TO AUTHORIZE THE ISSUANCE OF PREFERRED STOCK.

PROPOSAL II—APPROVAL OF AMENDMENT TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION OF SECURITY BANK CORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF VOTING COMMON STOCK

At a special meeting on October 28, 2008, our Board of Directors voted to adopt, subject to the approval of two-thirds of the outstanding shares of Common Stock entitled to vote, an amendment to the Amended and Restated Articles of Incorporation of Security Bank Corporation increasing the authorized shares of voting Common Stock from 50 million shares to 80 million shares.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF THIS AMENDMENT.

The Board of Directors believes that, given the current financial crisis, it is advisable to have a greater number of authorized shares of voting Common Stock available for issuance in connection with public or private financing, acquisitions and mergers, and various general corporate programs and purposes.

We may from time to time consider acquisitions and mergers as opportunities arise, public or private financings to provide us with capital, and stock splits, any or all of which may involve the issuance of additional shares of voting Common Stock or securities convertible into shares of voting Common Stock. Also, additional shares of voting Common Stock may be necessary to meet anticipated future obligations under our Dividend Reinvestment Plan, Employee Stock Purchase Plan and other stock-based compensation and employee benefit plans. We believe that these benefit plans are critical to retaining our management team during this turbulent and uncertain period. The Board of Directors believes that having the authority to issue additional shares of voting Common Stock will avoid the possible delay and significant expense of calling and holding an additional Special Meeting of Shareholders to increase the authorized shares at a later date and will enhance its ability to respond promptly to opportunities for acquisitions, mergers, stock splits and additional financings.

If this proposal is approved, the additional authorized shares of voting Common Stock may be issued for such consideration, cash or otherwise, at such times and in such amounts as the Board of Directors may determine without further shareholder approval, except to the extent that shareholder approval is required by applicable laws, rules or regulations. Because our voting Common Stock is traded on the Nasdaq Global Select Market, shareholder approval must be obtained, under applicable Nasdaq rules, prior to the issuance of shares for certain purposes, including the issuance of greater than 20% of the Company’s then outstanding shares of voting Common Stock in connection with a private financing or an acquisition or merger.

The authorization of additional shares of voting Common Stock will not, by itself, have any effect on the rights of present shareholders. The additional 30 million shares of voting Common Stock to be authorized will be a part of the existing class of voting Common Stock and, if and when issued, would have the same rights and privileges as the shares of voting Common Stock presently issued and outstanding. Shareholders do not have preemptive rights to subscribe for or purchase additional shares of Common Stock. Accordingly, the issuance of additional shares of Common Stock for corporate purposes other than a stock split or stock dividend could have a dilutive effect on the ownership and voting rights of shareholders at the time of issuance.

The full text of the proposed amendments to our Amended and Restated Articles of Incorporation is attached to this Proxy Statement as Appendix A.

If this proposal is approved, the number of authorized shares of voting Common Stock will be increased and the Board of Directors will have the right to issue, without further shareholder approval, an additional 30 million shares of voting Common Stock. If approved, the amendment will be effective upon the filing of the Amended and Restated Articles of Incorporation with the Secretary of State of the State of Georgia promptly after the Special Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION OF SECURITY BANK CORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF VOTING COMMON STOCK.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Based on information provided to the Company, set forth in the table below is information regarding beneficial ownership of our Common Stock as of November 14, 2008 for the following persons:

•	each person known by us to beneficially own more than 5% of our outstanding Common Stock;

•	each of our executive officers;

•	each of our directors; and

•	all of our directors and executive officers of the Company as a group.

Unless otherwise indicated, the address of each of the named individuals is Security Bank Corporation, 4219 Forsyth Road, Macon, Georgia, 31210.

Name	Shares of Common Stock Beneficially Owned(1)		Percentage of Common Stock Outstanding(2)
FSI Group, LLC(3)	6,079,027		20.59%
Jonathan W. Been(4)	1,883,258		6.38%
Edward M. Beckham, II	101,000		0.34%
Alford C. Bridges	326,414		1.10%
Frank H. Childs, Jr.	63,840		0.22%
Thad G. Childs, Jr.	231,088	(5)	0.78%
Tony E. Collins	52,775	(6)	0.18%
Richard A. Collinsworth	125,778	(7)	0.42%
Gerald R. Francis	—		0.00%
Benjamin W. Griffith, III	2,107,820	(8)	7.14%
James R. McLemore	61,288	(9)	0.21%
Ruthie G. McMichael	57,182	(10)	0.19%
Robert T. Mullis	430,705	(11)	1.46%
Ben G. Porter	272,009	(12)	0.92%
John W. Ramsey	295,766		1.00%
Robert M. Stalnaker	24,413	(13)	0.08%
Joe E. Timberlake, III	282,438	(14)	0.96%
Larry C. Walker	126,006	(15)	0.43%
Richard W. White	96,722	(16)	0.33%
James R. Williams	82,376	(17)	0.28%

Directors and executive officers as a group (18 persons)	4,737,620		16.04%

(1)	A person is deemed to be a “beneficial owner” of a security if he or she has or shares the power to vote or direct the voting of security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days from November 14, 2008. More than one person may be deemed to be a beneficial owner of the same securities. All persons shown in the table above have sole voting and investment power, except as otherwise indicated.
(2)	Calculated on a basis of 29,529,200 shares outstanding, which includes 185,181 options exercisable within 60 days of November 14, 2008, 2,300 shares of restricted stock and 6,079,027 shares of Common Stock issuable pursuant to the warrants described in footnote 3 below.
(3)

The address of FSI Group, LLC is 441 Vine Street, Suite 1300, Cincinnati, Ohio 45202. Information is based on a Schedule 13G filed with the Securities and Exchange Commission on May 7, 2008, except for information with regard to non-voting Common Stock, which information is derived from those certain Non-Voting Warrants to Purchase Shares of Non-Voting Common Stock of Security Bank Corporation between Security Bank Corporation and Financial Stocks Capital Partners IV L.P., dated as of June 27, 2008, and between Security Bank Corporation and Financial Stocks Capital Partners V L.P., dated as of June 27, 2008. Consists of (i) 2,233,627 shares of voting Common Stock issuable pursuant to a warrant issued to Financial Stocks Capital Partners V L.P. (FSCP V) that is currently exercisable, (ii) 3,085,521 shares of Nonvoting Common Stock issuable pursuant to a warrant issued to Financial Stocks Capital Partners V L.P. (FSCP V) that is currently exercisable, (iii) 319,090 shares of Voting Common Stock issuable pursuant to a warrant issued to Financial Stocks Capital Partners IV L.P. (FSCP IV) that is currently exercisable and (iv) 440,789 shares of Nonvoting Common Stock issuable pursuant to a warrant issued to Financial Stocks Capital Partners IV L.P. (FSCP IV) that is currently exercisable. Finstocks Capital Management V, LLC is the general partner of FSCP V. Finstocks Capital Management V, LLC is a subsidiary of FSI Group, LLC, which is controlled by Steven N. Stein and John M. Stein, who have the power to vote and dispose of the shares being reported. Finstocks Capital Management IV, LLC is the general partner of FSCP IV. Finstocks Capital Management IV, LLC is a subsidiary of FSI Group, LLC, which is controlled by Steven N. Stein and John M. Stein, who have the power to vote and dispose of the shares being reported. Finstocks Capital Management V, LLC, Finstocks Capital Management IV, LLC, FSI Group, LLC, Steven N. Stein and John M. Stein each disclaim beneficial ownership of securities held by FSCP V and FSCP IV except to the extent of any pecuniary interest therein. Each of FSCP V and FSCP IV disclaims beneficial ownership of shares held by the other except to the extent of any pecuniary interest therein.

(4)	The address of Jonathan W. Been is 3137 Chestnut Drive, Chamblee Georgia 30340. Information is based solely on a Schedule 13G/A, filed with the Securities and Exchange Commission on April 1, 2008. Jonathan W. Been has the sole power to vote 1,883,258 shares and the sole power to dispose of 1,883,258 shares. Mr. Been has pledged 1,883,258 shares of Common Stock as collateral.
(5)	Includes 30,000 shares subject to presently exercisable options. Mr. Childs has pledged 201,088 shares of Common Stock as collateral.
(6)	Includes 7,775 shares subject to presently exercisable options.
(7)	Includes 90,187 shares subject to presently exercisable options and 2,300 shares of restricted stock, all of which are vested. Mr. Collinsworth has pledged 29,164 shares of Common Stock as collateral.
(8)	Includes 267,865 shares held by Griffith Family Charitable Foundation, Inc. Mr. Griffith disclaims beneficial ownership of these shares.
(9)	Includes 57,219 shares subject to presently exercisable options.
(10)	Includes 2,410 shares held by Mrs. McMichael’s husband.
(11)	Includes 299,874 shares held by an affiliated corporation; 22,530 shares held jointly with Michael C. Griffin; and 76,831 shares for which Mr. Mullis holds a power of attorney. In addition, 366,415 shares of Common Stock beneficially owned by Mr. Mullis have been pledged as collateral. Mr. Mullis disclaims beneficial ownership for the shares held jointly with Mr. Griffin and the shares for which he holds a power of attorney.
(12)	Mr. Porter has pledged 178,728 shares of Common Stock as collateral.
(13)	Includes 1,800 shares held by Mr. Stalnaker’s wife.
(14)	Includes 28,631 shares held by Mr. Timberlake as trustee for revocable family trusts and 12,150 shares held by a broker in an account in the name of Mr. Timberlake’s grandchildren, for which Mr. Timberlake is the custodian.
(15)	Includes 673 shares held by Mr. Walker’s wife and 76,850 shares titled in the name of David G. Walker and Lawrence C. Walker, Jr., Co-Trustees of the Lawrence C. Walker, Sr. Trust.
(16)	Includes 31,814 shares held jointly with Mr. White’s wife.
(17)	Includes 62,081 shares held jointly with Mr. Williams’ wife, and 4,838 shares that are titled solely to Mr. Williams’ wife. Mr. Williams has pledged 69,307 shares of Common Stock as collateral.

OTHER MATTERS THAT MAY COME BEFORE THE MEETING

Our Board of Directors knows of no matters other than those referred to in the accompanying notice of the Special Meeting of Shareholders that may properly come before the Special Meeting. However, if any other matter should be properly presented for consideration and voting at the Special Meeting or any adjournments thereof, it is the intention of the persons named as proxies on the enclosed form of proxy card to vote the shares represented by all valid proxy cards in accordance with their judgment of what is in the best interests of the Company.

Whether or not you expect to be present at the Special Meeting in person, please vote, sign, date and return the enclosed proxy card promptly in the enclosed business reply envelope. No postage is necessary if mailed in the United States. If you prefer, you can vote by telephone or Internet by following the instructions on the enclosed proxy card.

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

For any shareholder proposal to be considered for inclusion in our proxy statement and form of proxy for the 2009 Annual Meeting of Shareholders, we must receive the written proposal at our principal executive offices no later than December 4, 2008. Any shareholder proposal not received at our principal executive offices by February 17, 2009 will be considered untimely and, if presented at our 2009 Annual Meeting of Shareholders, the proxy holders will be able to exercise discretionary authority to vote on any such proposal to the extent authorized by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended.

HOUSEHOLDING MATERIALS

The Securities and Exchange Commission’s rules permit us, with your permission, to send a single set of Proxy Statements to any household at which two or more shareholders reside if we believe that they are members of the same family. Each shareholder will continue to receive a separate proxy card. This procedure, known as householding, reduces the volume of duplicate information you receive and helps to reduce our expenses. In order to take advantage of this opportunity, we have delivered only one Proxy Statement to multiple shareholders who share an address, unless we received contrary instructions from the affected shareholders prior to the mailing date. We will deliver a separate copy of the Proxy Statement, as requested, to any shareholder at a shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of a Proxy Statement or Annual Report on Form 10-K, either now or in the future, you can request a separate copy of the Proxy Statement or Annual Report on Form 10-K by calling us at (478) 722-6200 or by writing to us at any time at the following address: Investor Relations, Security Bank Corporation, P.O. Box 4748, Macon, Georgia 31208.

A majority of brokerage firms have instituted householding. If your family has multiple holdings in the Company, you may have received householding notification directly from your broker. Please contact your broker directly if you have any questions, if you require additional copies of the Proxy Statement or Annual Report on Form 10-K, if you are currently receiving multiple copies of the Proxy Statement and Annual Report on Form 10-K and wish to receive only a single copy or if you wish to revoke your decision to household and thereby receive multiple statements and reports. These options are available to you at any time.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The information incorporated by reference into this proxy statement is an important part of this proxy statement. Any statement contained in a document that is incorporated by reference into this proxy statement is automatically updated and superseded if information contained in this proxy statement, or information that we later file with the Securities and Exchange Commission, modifies or replaces the information. The following items in documents filed by the Company with the Securities and Exchange Commission are incorporated by reference into this proxy statement:

•	Part II, Items 7, 7A, 8 and 9 of Security Bank’s Annual Report on Form 10-K for the year ended December 31, 2007; and

•	Part I, Items 1, 2 and 3 of Security Bank’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008.

We will provide to each person, including any beneficial owner, to whom this proxy statement is delivered, a free copy of any or all of the information that has been incorporated by reference into this proxy statement but not delivered with this proxy statement. Please direct your written request to: Lorraine D. Miller, Security Bank Corporation, P.O. Box 4748, Macon, Georgia 31208. A copy of our Annual Report on Form 10-K for the year ended December 31, 2007 and the Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 are also available on the Securities and Exchange Commission’s Internet site at http://www.sec.gov and on our website at www.securitybank.net.

APPENDIX A

PROPOSED AMENDMENTS TO

THE AMENDED AND RESTATED ARTICLES OF INCORPORATION

The proposed amendments to the Amended and Restated Articles of Incorporation would delete current Article 3 in its entirety and replace it with the following Article 3:

(a)    General. The total number of shares of capital stock that the corporation shall have authority to issue is 92,000,000, of which 90,000,000 shares shall be Common Stock, with a par value of $1.00 per share, of which 80,000,000 shares will be voting common shares (the “Voting Common Shares”) and 10,000,000 will be non-voting common shares (the “Non-Voting Common Shares and together with the Voting Common Shares, the “Common Stock”), and 2,000,000 shares shall be Preferred Stock (the “Preferred Stock”).

(b)    Non-Voting Common Shares. The number of Non-Voting Common Shares may from time to time be increased or decreased (but not below the number then outstanding) by the Board of Directors.

(i)    Dividends. The holders of the Non-Voting Common Shares will participate in dividends and other distributions in cash, stock or property as may be declared by the Board of Directors, out of any assets legally available therefore, when, as and if declared by the Board of Directors, at the same rate and time as the holders of the Voting Common Shares. No dividends or other distributions shall be declared by the Board of Directors or paid to holders of Voting Common Shares unless the same dividend or other distribution is declared and paid to the holders of Non-Voting Common Shares at the same time.

No dividends on the Non-Voting Common Shares shall be declared by the corporation’s Board of Directors or paid or set apart for payment by the corporation at such time as the terms and provisions of any agreement of the corporation, including any agreement relating to its indebtedness and any related waiver or amendment thereto, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment is restricted or prohibited by law.

All dividends paid with respect to the Non-Voting Common Shares shall be paid pro rata to the holders of such shares entitled thereto; provided, however, that nothing in this Section 3(b) shall prevent the declaration of a dividend or other distribution of shares of Voting Common Shares to holders of Voting Common Shares and Non-Voting Common Shares to holders of Non-Voting Common Shares so long as, immediately following such dividend or other distribution, the number of Voting Common Shares and Non-Voting Common Shares then outstanding bears the same relationship to each other as did the number of Voting Common Shares and Non-Voting Common Shares outstanding immediately prior to such dividend or other distribution. Holders of Non-Voting Common Shares shall not be entitled to any dividend, whether payable in cash, property or shares of any class or series (including the Non-Voting Common Shares), in excess of the dividends on the Non-Voting Common Shares as provided herein.

(ii)    Redemption. The Non-Voting Common Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions. All Non-Voting Common Shares redeemed or repurchased pursuant to this Section 3(b) shall be retired and cancelled and shall not be available for reissuance.

(iii)    Conversion. The Non-Voting Common Shares shall convert in accordance with the provisions of this Section 3(b).

(A)    Conditions of Conversion. Each Non-Voting Common Share is convertible into one Voting Common Share. The Non-Voting Common Shares shall convert into Voting Common Shares upon the sale, transfer or other disposition of the Non-Voting Common Shares under the following conditions: (i) in a widespread public distribution as contemplated by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) regulations and policies; (ii) pursuant to private sales to purchasers in which no transferee (or group of associated transferees) would receive 2% or more of the outstanding equity securities of any class of voting securities of the corporation; (iii) in a sale to a transferee that would control more than 50% of the outstanding equity securities of any class of voting securities of the corporation; and (iv) in any other transaction approved in advance by the Federal Reserve Board.

(B)    No Impairment. The corporation will not by amendment of its Amended and Restated Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out of the provisions of this Section 3(b) and in the taking of all such action as may be reasonably appropriate in order to protect the rights of the holders of the Non-Voting Common Shares under this Section 3(b) against impairment.

(C)    No Fractional Shares. No fractional shares shall be issued upon the conversion of any share or shares of the Non-Voting Common Shares, and the aggregate number of shares of Common Stock to be issued upon such conversion to a particular shareholder shall be rounded down to the nearest whole share. The corporation shall pay in cash the fair market value of any fractional shares as of the time when entitlement to receive such fractions is determined. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of Non-Voting Common Shares the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such conversion.

(D)    Reservation of Stock Issuable Upon Conversion. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Non-Voting Common Shares, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Non-Voting Common Shares. The corporation shall take all action necessary so that all Voting Common Shares that may be issued upon conversion of Non-Voting Common Shares will upon issue be validly issued, fully paid, and non-assessable, and free from all liens and charges in respect of the issuance or delivery thereof.

(iv)    Voting Rights. Except as required by law, the holders of Non-Voting Common Shares shall have no voting rights.

(v)    No Preemptive, Preferential or Registration Rights. The holders of the Non-Voting Common Shares will not have any preemptive or preferential rights. The holders of the Non-Voting Common Shares will not be entitled to any rights to require the registration of, and the corporation has no obligation to register, any shares of the Non-Voting Common Shares under federal or state securities laws.

(vi)    Miscellaneous.

(A)    Nothing herein contained shall prevent the corporation’s Board of Directors from creating, authorizing or issuing at any time other series or classes of corporation capital stock in accordance with the provisions of this Article 3.

(B)    To the extent required, appropriate written restrictions on the transfer of Non-Voting Common Shares shall be imposed by the corporation’s Board of Directors to insure compliance with applicable securities laws.

(c)    Preferred Stock. Without necessity of action by the shareholders, the Preferred Stock may be issued from time to time by the corporation in one or more series, with such voting powers, par value, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors providing pursuant to its authority to adopt such resolution which is hereby vested in the Board of Directors. Each such series of Preferred Stock shall be distinctly designated. Except in respect of the particulars fixed by the Board of Directors for each series as permitted hereby, all shares of Preferred Stock so designated by the Board of Directors shall be alike in every particular, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative. The voting rights, if any, of each such series and the preferences and relative, participating, optional and other special rights of each such series and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding; and the Board of Directors is hereby expressly granted authority to fix, by resolutions duly adopted prior to the issuance of any shares of a particular series of Preferred Stock so designated by the Board of Directors, the voting powers of stock of such series, if any, and the designations, preferences and relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof, if any, for such series, including without limitation the following:

(i)    The distinctive designation of and the number of shares of Preferred Stock that shall constitute such series; provided that such number may be increased (except where otherwise provided by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors;

(ii)    The rate and time at which, and the terms and conditions upon which, dividends, if any, on Preferred Stock of such series shall be paid, the extent of the preference or relation, if any, of such dividends to the dividends payable on any other series of Preferred Stock or any other class of stock of the corporation and whether such dividends shall be cumulative or noncumulative;

(iii)    The right, if any, of the holders of Preferred Stock of such series to convert the same into, or exchange the same for shares of any other class of stock or any series of any class of stock of the corporation and the terms and conditions of such conversion or exchange;

(iv)    Whether Preferred Stock of such series shall be subject to redemption, and the redemption price or prices and the time or times at which, and the terms and conditions upon which, Preferred Stock of such series may be redeemed;

(v)    The rights, if any, of the holders of Preferred Stock of such series upon the voluntary or involuntary liquidation of the corporation;

(vi)    The terms of the sinking fund or redemption or purchase account, if any, to be provided for the Preferred Stock of such series; and

(vii)    The voting powers, if any, of the holders of such series of Preferred Stock that may, without limiting the generality of the foregoing, include the right, voting as a series by itself or together with any other series of the Preferred Stock as a class, (A) to vote more or less than one vote per share on any or all matters voted upon by the shareholders and (B) to elect one or more directors if there has been a default in the payment of dividends on any one or more series of the Preferred Stock or under other circumstances and upon such other conditions as the Board of Directors may fix.

APPENDIX B

**As posted on the US Department of Treasury website on November 14, 2008. This term sheet may be revised further in the future as the terms of the Capital Purchase Program continue to evolve.**

U.S. DEPARTMENT OF TREASURY CAPITAL PURCHASE

PROGRAM TERM SHEET

TARP Capital Purchase Program

Senior Preferred Stock and Warrants

Summary of Senior Preferred Terms

Issuer:	Qualifying Financial Institution (“QFI”) means (i) any U.S. bank or U.S. savings association not controlled by a Bank Holding Company (“BHC”) or Savings and Loan Holding Company (“SLHC”); (ii) any top-tier U.S. BHC, (iii) any top-tier U.S. SLHC which engages solely or predominately in activities permitted for financial holdings companies under relevant law; and (iv) any U.S. BHC or U.S. savings association controlled by a U.S. SLHC that does not engage solely or predominately in activities that are permitted for financial holding companies under relevant law. QFI shall not mean any BHC, SLHC, bank or savings association that is controlled by a foreign bank or company. For purposes of this program, “U.S. bank”, “U.S. savings association”, “U.S. BHC” and “U.S. SLHC” means a bank, savings association, BHC or SLHC organized under the laws of the United Sates or any State of the United States, the District of Columbia, any territory or possession of the United States, Puerto Rico, Northern Mariana Islands, Guam, American Samoa, or the Virgin Islands. The United States Department of the Treasury will determine eligibility and allocation for QFIs after consultation with the appropriate Federal banking agency.

Initial Holder:	United States Department of the Treasury (the “UST”).

Size:	QFIs may sell preferred to the UST subject to the limits and terms described below.

Each QFI may issue an amount of Senior Preferred equal to not less than 1% of its risk-weighted assets and not more than the lesser of (i) $25 billion and (ii) 3% of its risk-weighted assets.

Security:	Senior Preferred, liquidation preference $1,000 per share (Depending upon the QFI’s available authorized preferred shares, the UST may agree to purchase Senior Preferred with a higher liquidation preference per share, in which case the UST may require the QFI to appoint a depositary to hold the Senior Preferred and issue depositary receipts.).

Ranking:	Senior to common stock and pari passu with existing preferred shares other than preferred shares which by their terms rank junior to any existing preferred shares.

Regulatory Capital Status:	Tier 1.

Term:	Perpetual life.

Dividend:	The Senior Preferred will pay cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. For Senior Preferred issued by banks which are not subsidiaries of holding companies, the Senior Preferred will pay non-cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. Dividends will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year.

Redemption:	Senior Preferred may not be redeemed for a period of three years from the date of this investment, except with the proceeds from a Qualified Equity Offering (as defined below) which results in aggregate gross proceeds to the QFI of not less than 25% of the issue price of the Senior Preferred.

After the third anniversary of the date of this investment, the Senior Preferred may be redeemed, in whole or in part, at any time and from time to time, at the option of the QFI. All redemptions of the Senior Preferred shall be at 100% of its issue price, plus (i) in the case of cumulative Senior Preferred, any accrued and unpaid dividends and (ii) in the case of noncumulative Senior Preferred, accrued and unpaid dividends for the then current dividend period (regardless of whether any dividends are actually declared for such dividend period), and shall be subject to the approval of the QFI’s primary federal bank regulator.

“Qualified Equity Offering” shall mean the sale by the QFI after the date of this investment of Tier 1 qualifying perpetual preferred stock or common stock for cash.

Following the redemption in whole of the Senior Preferred held by the UST, the QFI shall have the right to repurchase any other equity security of the QFI held by the UST at fair market value.

Restrictions on Dividends:	For as long as any Senior Preferred is outstanding, no dividends may be declared or paid on junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, or common shares (other than in the case of pari passu preferred shares, dividends on a pro rata basis with the Senior Preferred), nor may the QFI repurchase or redeem any junior preferred shares, preferred shares ranking pari passu with the Senior Preferred or common shares, unless (i) in the case of cumulative Senior Preferred all accrued and unpaid dividends for all past dividend periods on the Senior Preferred are fully paid or (ii) in the case of non-cumulative Senior Preferred the full dividend for the latest completed dividend period has been declared and paid in full.

Common dividends:	The UST’s consent shall be required for any increase in common dividends per share until the third anniversary of the date of this investment unless prior to such third anniversary the Senior Preferred is redeemed in whole or the UST has transferred all of the Senior Preferred to third parties.

Repurchases:	The UST’s consent shall be required for any share repurchases (other than (i) repurchases of the Senior Preferred and (ii) repurchases of junior preferred shares or common shares in connection with any benefit plan in the ordinary course of business consistent with past practice) until the third anniversary of the date of this investment unless prior to such third anniversary the Senior Preferred is redeemed in whole or the UST has transferred all of the Senior Preferred to third parties. In addition, there shall be no share repurchases of junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, or common shares if prohibited as described above under “Restrictions on Dividends.”

Voting rights:	The Senior Preferred shall be non-voting, other than class voting rights on (i) any authorization or issuance of shares ranking senior to the Senior Preferred, (ii) any amendment to the rights of Senior Preferred, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the Senior Preferred.

If dividends on the Senior Preferred are not paid in full for six dividend periods, whether or not consecutive, the Senior Preferred will have the right to elect 2 directors. The right to elect directors will end when full dividends have been paid for four consecutive dividend periods.

Transferability:	The Senior Preferred will not be subject to any contractual restrictions on transfer. The QFI will file a shelf registration statement covering the Senior Preferred as promptly as practicable after the date of this investment and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. The QFI will also grant to the UST piggyback registration rights for the Senior Preferred and will take such other steps as may be reasonably requested to facilitate the transfer of the Senior Preferred including, if requested by the UST, using reasonable efforts to list the Senior Preferred on a national securities exchange. If requested by the UST, the QFI will appoint a depositary to hold the Senior Preferred and issue depositary receipts.

Executive Compensation:

As a condition to the closing of this investment, the QFI and its senior executive officers covered by the EESA shall modify or terminate all benefit plans, arrangements and agreements (including golden parachute agreements) to the extent necessary to be in compliance with, and following the closing and for so long as UST holds any equity or debt securities of the QFI, the QFI shall agree to be bound by, the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of this investment to carry out the provisions of such subsection. As an additional condition to closing, the QFI and its senior executive officers covered by the EESA shall grant to the UST a waiver releasing the UST from any claims that the QFI and such senior executive officers may otherwise have as a result of the issuance of any regulations which modify the terms of benefits plans, arrangements and agreements to eliminate any provisions that would not be in compliance with the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of this investment to carry out the provisions of such subsection.

Summary of Warrant Terms

Warrant:	The UST will receive warrants to purchase a number of shares of common stock of the QFI having an aggregate market price equal to 15% of the Senior Preferred amount on the date of investment, subject to reduction as set forth below under “Reduction”. The initial exercise price for the warrants, and the market price for determining the number of shares of common stock subject to the warrants, shall be the market price for the common stock on the date of the Senior Preferred investment (calculated on a 20-trading day trailing average), subject to customary anti-dilution adjustments. The exercise price shall be reduced by 15% of the original exercise price on each six-month anniversary of the issue date of the warrants if the consent of the QFI stockholders described below has not been received, subject to a maximum reduction of 45% of the original exercise price.

Term:	10 years.

Exercisability:	Immediately exercisable, in whole or in part.

Transferability:	The warrants will not be subject to any contractual restrictions on transfer; provided that the UST may only transfer or exercise an aggregate of one half of the warrants prior to the earlier of (i) the date on which the QFI has received aggregate gross proceeds of not less than 100% of the issue price of the Senior Preferred from one or more Qualified Equity Offerings and (ii) December 31, 2009. The QFI will file a shelf registration statement covering the warrants and the common stock underlying the warrants as promptly as practicable after the date of this investment and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. The QFI will also grant to the UST piggyback registration rights for the warrants and the common stock underlying the warrants and will take such other steps as may be reasonably requested to facilitate the transfer of the warrants and the common stock underlying the warrants. The QFI will apply for the listing on the national exchange on which the QFI’s common stock is traded of the common stock underlying the warrants and will take such other steps as may be reasonably requested to facilitate the transfer of the warrants or the common stock.

Voting:	The UST will agree not to exercise voting power with respect to any shares of common stock of the QFI issued to it upon exercise of the warrants.

Reduction:	In the event that the QFI has received aggregate gross proceeds of not less than 100% of the issue price of the Senior Preferred from one or more Qualified Equity Offerings on or prior to December 31, 2009, the number of shares of common stock underlying the warrants then held by the UST shall be reduced by a number of shares equal to the product of (i) the number of shares originally underlying the warrants (taking into account all adjustments) and (ii) 0.5.

Consent:	In the event that the QFI does not have sufficient available authorized shares of common stock to reserve for issuance upon exercise of the warrants and/or stockholder approval is required for such issuance under applicable stock exchange rules, the QFI will call a meeting of its stockholders as soon as practicable after the date of this investment to increase the number of authorized shares of common stock and/or comply with such exchange rules, and to take any other measures deemed by the UST to be necessary to allow the exercise of warrants into common stock.

Substitution:	In the event the QFI is no longer listed or traded on a national securities exchange or securities association, or the consent of the QFI stockholders described above has not been received within 18 months after the issuance date of the warrants, the warrants will be exchangeable, at the option of the UST, for senior term debt or another economic instrument or security of the QFI such that the UST is appropriately compensated for the value of the warrant, as determined by the UST.